Exhibit 10.1

INVESTOR RELATIONS SERVICES AGREEMENT

This Investor Relations Services Agreement (the “Agreement”) is made as of July 2, 2007, between Allied Nevada Gold Corp., a Delaware corporation (the “Company”) and Sierra Partners II LLC, a Colorado limited liability company, (the “Consultants”).

Recitals

The Company desires to avail itself of the expertise and services of Consultants in connection with the Company’s efforts to build an investor relations program.  Consultants are willing to make such expertise and services available to the Company on the terms and conditions of this Agreement.

Agreements

In consideration of the obligations and covenants in this Agreement, the parties agree as follows:

1.                                       Engagement of Consultant.  The Company hereby engages Consultants to provide the Services (defined below), and Consultants hereby accept such engagement, upon the terms and subject to the conditions of this Agreement.

2.                                       Term.  Consultants shall provide the Services during the period commencing effective July 1, 2007 and ending on December 31, 2007 (the “Term”).

3.                                       Services.

(a)                                  During the Term and upon the terms and subject to the conditions of this Agreement, Consultant shall lead the Company’s efforts to develop and initiate an Investor Relations (“IR”) program to introduce the Company to North American investors and develop an ongoing program for follow-up and continuing contact with investors.   These efforts will incorporate: (i) Consultant’s initial work to understand the Company’s operations, financial condition and strategic position, (ii) development of an understanding of the Company’s current IR programs and initiatives, and their potential application (or suggested modifications) to the marketplace, (iii) drafting an IR program and schedule for introducing the Company to investors for the Company’s review and modification as appropriate, (iv) work with and accompany the Company’s CEO or other representatives to launch the IR program and provide a conduit for follow-up of investor questions and subsequent investor marketing trips and programs during the term of this Agreement, (v) assisting Company management, in conjunction with Company legal counsel, to understand and comply with the legal and regulatory requirements and limitations on disclosure, and (vi) ongoing work to stay fully current with the Company’s operations and performance (from a technical and financial perspective).

(b)                                 In Consultants’ reasonable discretion, Consultants shall render the Services in person, by telephone or other suitable communication.  Consultants shall be free of control by the Company over the manner and time of rendering the Services, and the Company shall have no right to dictate or direct the details of the Services. Notwithstanding the foregoing, Consultants shall commit such time and effort as is reasonably required under customary industry standards to provide the Services.

(c)                                  Consultants shall perform all of the Services as independent contractors to the Company.  Consultants are not employees, agents or other representatives of the Company and have no authority to act for or to bind the Company without the Company’s prior written consent.  The Company shall not deduct or withhold income, self-employment, social security, disability or other such federal or state payroll taxes from the payments made to Consultants under this Agreement.  Consultants acknowledges that they are solely responsible for the payment of all such taxes and amounts, and Consultants agree to indemnify and hold Company harmless from any and all liability resulting from Consultants’ failure to pay or withhold such taxes and amounts.

(d)                                 The Company and the Consultants acknowledge that, except for the restrictions with respect to confidential information as described in Section 6, nothing in this Agreement shall restrict or prohibit the Consultants from working for, acting as a Consultant to or providing services to any other Person engaged in mining, mineral or other activities or operations.

(e)                                  The Company shall make reasonably available to Consultants all resources, including access to relevant Company personnel, counsel, accountants, engineers and other advisors, necessary for Consultants to render the Services.

4.                                       Fees.

(a)                                  Base Fee.  For the Services the Company shall pay Consultants the sum of US$90,000 (the “Base Fee”) for the period from July 1, 2007 to December 31, 2007.  The Company shall pay the Base Fee at the rate of $15,000 each month for the months  during the Term, payable monthly in advance on or before the first business day of each month; provided however, that the initial payment for July shall be payable upon execution of this Agreement.

(b)                                 Stock Option Fee.  Consultants shall be issued 45,000 Company stock options pursuant to the Company’s Stock Option Plan.  The options shall vest upon the expiration of the Term, and otherwise in accordance with the provisions of the Allied Nevada Stock Option Plan

(c)                                  Other Expenses.  From time to time as invoiced by Consultants, the Company shall reimburse Consultants for all of their reasonable out-of-pocket fees and expenses incurred in connection with its performance of the Services.  Consultants shall provide the Company with a written monthly invoice setting forth such fees and expenses, accompanied by copies of receipts as applicable.

5.                                       Indemnity.

(a)                                  Except as prohibited by law, the Company shall indemnify and hold harmless Consultants and their Affiliates, and their respective directors, officers, employees, representatives and agents (each being an “Indemnified Party”) on demand from and against any and all losses, claims, damages and liabilities, joint or several, costs or expenses (including reasonable attorneys’ fees and expenses) to which such Indemnified Party may become subject under any applicable law or as a result of any claim made by any third party or otherwise, relating to or arising out of the Services (each, a “Loss,” and, collectively, the “Losses”).  Notwithstanding the foregoing, the obligation to indemnify an Indemnified Party hereunder shall not apply in respect of any portion of an indemnified amount owing such Indemnified Party to the extent that a court of competent jurisdiction shall have determined by final judgment, no longer subject to appeal, that such indemnified amount resulted from such Indemnified Party’s willful misconduct or gross negligence.

(b)                                 The Company shall reimburse any Indemnified Party for all Losses as they are incurred, including Losses which are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom (regardless of whether or not such Indemnified Party has been formally named a party to such claim, action or proceeding).

(c)                                  Without the prior written consent of Consultants, which consent shall not be unreasonably withheld, the Company shall not enter into any settlement of a lawsuit, claim or other proceeding relating to or arising out of the Services, unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties.

(d)                                 If this Section 5 or any portion thereof shall be invalidated on any grounds by any court of competent jurisdiction, the Company shall nevertheless indemnify any person entitled to indemnification hereunder as to any Losses, paid or incurred by such Person in connection with any actual, pending or threatened claim or action to the fullest extent permitted by any applicable portion of this Section 5 that shall not have been invalidated and/or to the fullest extent permitted by applicable law.

(e)                                  The Company agrees (on behalf of itself and its Affiliates) that no Indemnified Party shall have any liability to the Company or its Affiliates for any losses incurred by the Company or its Affiliates except to the extent that a court of competent jurisdiction shall have determined by final judgment, no longer subject to appeal, that any such losses resulted from such Indemnified Party’s willful misconduct or gross negligence.

6.                                       Confidentiality.

(a)                                  Consultants acknowledge that any and all confidential knowledge or information concerning the Company, its business, properties, projects, prospects, finances and affairs obtained by it, its principals, managers, members, employees and/or contractors in the course of its engagement hereunder will be held inviolate by it and that it will conceal the same from, and not disclose the same to, any and all other persons and entities, including, but not limited to, competitors of the Company and that it will not impart any such knowledge to anyone whosoever during the term hereof or the 24 month period thereafter.  Consultants acknowledge and agree that the confidential knowledge and information has been disclosed to it or made available to them solely for purposes of rendering the Services.

(b)                                 As used herein, “confidential knowledge or information” means: (a) all information regarding the Company which is not generally available to the public; and (b) all information regarding the Company which was received by Consultants from a source with confidentiality obligations to the Company.

(c)                                  Consultants agree that the confidential knowledge and information is the sole property of the Company.  Consultants shall, upon the termination of its engagement by the Company, immediately surrender and turn over to the Company all books, forms, records, client lists and all other papers and writings relating to the Company and all other property belonging to the Company, it being understood and agreed that the same are the sole property of the Company.

7.                                       Termination.

(a)                                  Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party.

(b)                                 The Company may terminate this Agreement immediately upon written notice to Consultants if Consultants are in material default under this Agreement, and have failed to cure such default within fifteen business days following written notice from the Company describing such default.

(c)                                  If Consultants terminate this Agreement pursuant to Section 7(a), or the Company terminates this Agreement pursuant to Section 7(b), Consultants shall be entitled to, and the Company shall pay, only those unpaid fees or expenses, which have accrued or have been incurred through the date of termination.  If the Company terminates this Agreement pursuant to Section 7(a), Consultants shall be entitled to, and the Company shall pay to Consultants within ten business days following the effective date of termination, the entire unpaid balance of the Base Fee.  Consultants shall be entitled to the Stock Option Fee regardless of which Party terminates pursuant to Section 7(a).  Consultants shall not be entitled to and shall return to the Company or cancel the Stock Option Fee in the event this Agreement is terminated pursuant to Section 7(b).

8.                                       Certain Defined Terms.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person or any officer, director, manager, partner, member or of such Person.  For the purpose of the above definition, the term “control” (including with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), and used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

9.                                       Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail or nationally recognized overnight courier, telecopied to the intended recipient at the facsimile number set forth therefore below, or sent to the recipient by reputable express courier service and addressed to the intended recipient as set forth below:

if to Consultants:

SIERRA Partners II, LLC

4500 Cherry Creek South Drive, Suite 1040

Denver, Colorado 80246

Facsimile:  303.757.2518

Attention:        W. Durand Eppler or John S. Gaensbauer

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1899 Wynkoop Street, Suite 700

Denver, Colorado 80202

Facsimile:     303.291.2400

Attention:  Bruce D. Stocks

if to the Company:

Allied Nevada Gold Corp.

1380 Greg Street, Suite 203

Sparks, Nevada 89431

Facsimile: 775 358 4459

Attention:  Scott A. Caldwell

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be deemed to have been duly given and received when delivered.

10.                                 Entire Agreement.  This Agreement contains the complete and exclusive expression of the agreement between the Company and Consultants with respect to the subject matter hereof and supersedes all prior agreements or understandings among the Company and Consultants with respect hereto.

11.                                 Assignment.  This Agreement shall not be assigned by any party without the written consent of the other party.

12.                                 Benefits of Agreement.  The terms and provisions of this Agreement shall be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

13.                                 Amendments and Waivers.  The terms and provisions of this Agreement shall not be modified, altered or otherwise amended, except pursuant to a writing signed by the parties.  Any waiver by either party of a breach of any provision of this Agreement by the other party shall be in writing and shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

14.                                 Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA, OR ANY OTHER

JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEVADA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

15.                                 Headings.  Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

16.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart signature page by facsimile or other electronic delivery is as effective as executing and delivering an original signature.

17.                                 Injunctive Relief.  The parties hereto agree that monetary damages would be an incomplete and inadequate remedy for any breach of this Agreement and that any violation of this Agreement could result in irreparable harm to the Company.  Therefore the Company is entitled to permanent, temporary and preliminary injunctive relief to prevent breaches of this Agreement, in addition to any other right or remedy to which the Company may be entitled, at law or in equity.

18.                                 Waiver of Consequential Damages.  Company and Consultants agree to waive and forego (i) any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to, the transactions contemplated by the relationship established by this Agreement, or any act, omission or event occurring in connection herewith, and (ii) to waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in any such party’s favor.

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The parties have executed this Agreement as of the date first above written.

SIERRA Partners, LLC.

By:	/s/John S. Gaensbauer
John S. Gaensbauer, Partner

Allied Nevada Gold Corp.

By:	/s/Scott A. Caldwell
Name: Scott A. Caldwell
Title: President and CEO